EXHIBIT 12(a)


          COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
        SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES


                                                     Years Ended
                           --------------------------------------------------------------
(millions, except ratios)   1998           1997           1996          1995         1994
                            ----           ----           ----          ----         ----
Fixed Charges
 Interest and amortization
 of debt discount and
 expense on all
 indebtedness               $1,423        $1,409         $1,365        $1,373      $1,279

  Add interest element
   implicit in rentals         144           147            121           119         114
                             -----         -----          -----         -----       -----
                             1,567         1,556          1,486         1,492       1,393
  Interest capitalized           5             3              5             4           1
                             -----         -----          -----         -----       -----
Total fixed charges         $1,572        $1,559         $1,491        $1,496      $1,394
                            ------        ------         ------        ------      ------
                            ------        ------         ------        ------      ------

Income
  Income from
  continuing operations     $1,072        $1,188        $1,271        $1,025        $857
  Deduct undistributed
   net income (loss)
   of unconsolidated
   companies                    11            13             8             9          (7)
                            ------        ------        ------        ------      -------
                             1,061         1,175         1,263         1,016         864
Add
  Fixed charges (excluding
  interest capitalized)      1,567         1,556         1,486         1,492       1,393
  Income taxes                 766           912           834           703         614
                             -----         -----         -----         -----       -----
       Income before
       fixed charges and
       income taxes         $3,394        $3,643        $3,583        $3,211      $2,871
                            ------        ------        ------        ------      ------
                            ------        ------        ------        ------      ------
Ratio of income to
  fixed charges               2.16          2.34          2.40          2.15        2.06
                            ------        ------        ------        ------      ------
                            ------        ------        ------        ------      ------

